McClatchy Reports Second Quarter 2013 Earnings

- Total revenues down 3.5% from Q2 2012; improving trend expected to continue

- Circulation revenue up 4.8% from Q2 2012; Plus Program contributing as forecasted

- Total digital-only revenues up 10.6% from Q2 2012

- Advertising revenues from nontraditional sources now at 39.1% of total advertising revenues

 - Expenses excluding severance and other charges decline 2.1% from Q2 2012

SACRAMENTO, Calif., July 25, 2013 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today reported second quarter 2013 earnings, excluding the net impact of certain items discussed below, of $11.1 million. Earnings in the second quarter of 2012, adjusted for similar items, were $16.1 million and included a favorable tax item of $7.9 million as noted below.

On a GAAP basis, net income in the second quarter of 2013 was $11.8 million or 14 cents per share. In the second quarter of 2012 the company reported net income of $26.9 million or 31 cents per share.

Total revenues in the second quarter of 2013 were $308.8 million, down 3.5% from the second quarter of 2012. Circulation revenues were $88.5 million, up 4.8% and advertising revenues were $207.7 million, down 6.7% from the same quarter in 2012. Total digital-only revenues, which include digital-only revenues from advertising and circulation, were up 10.6% compared to the same quarter last year.

Results in the second quarter of 2013 included the following items:

  accelerated depreciation totaling $1.8 million ($1.0 million after-tax) related to relocating Miami newspaper operations;
  severance and other charges totaling $4.3 million ($2.7 million after-tax);
  a write-off of production equipment at one newspaper totaling $3.2 million ($2.0 million after-tax); and
  a gain related to the sale of the Miami property of $10.0 million ($6.4 million after-tax).

The company also noted that adjusted earnings in the second quarter of 2012 included a favorable tax item of $7.9 million for the release of tax reserves and related interest resulting from the expiration of statutes for certain state tax years.

Operating cash expenses, excluding severance and other charges discussed above, declined approximately $5.2 million, or 2.1%, from the 2012 quarter. Operating cash flow was $68.9 million in the second quarter of 2013, down 8.2%. (Non-GAAP measurements are discussed below.)

First Six Months Results:

Earnings in the first six months of 2013, excluding the net impact of certain items, were $10.4 million. Earnings in the first six months of 2012 adjusted for similar items were $13.6 million and included a favorable tax item of $7.9 million for the release of tax reserves and related interest resulting from the expiration of statutes for certain state tax years. (Non-GAAP measurements are discussed below.)

On a GAAP basis, the net loss in the first half of 2013 was $1.0 million, or one cent per share. Net income in the first half of 2012 was $24.8 million, or 29 cents per share.

Total revenues in the first six months of 2013 were down 3.7% to $603.9 million compared to $626.8 million in 2012. Advertising revenues in the 2012 period totaled $404.8 million, down 6.4%, and circulation revenues were $174.3 million, up 3.0%.

Results in the first half of 2013 included the following items:

  a loss from the extinguishment of debt totaling $12.8 million ($8.1 million after-tax) related to the completion in early 2013 of both the refinancing of the company's 11.5% secured bonds due in 2017 and open-market repurchases;
  accelerated depreciation totaling $3.9 million ($2.4 million after-tax) related to relocating Miami newspaper operations;
  severance and other charges totaling $6.6 million ($4.2 million after-tax);
  a write-off of production equipment at one newspaper totaling $3.2 million ($2.0 million after-tax);
  a gain related to the sale of the Miami property of $10.0 million ($6.4 million after-tax); and
  additional tax expense totaling $1.1 million for an increase in liabilities related to tax positions taken in prior years.

Management's Comments:

Commenting on McClatchy's second quarter results, Pat Talamantes, McClatchy's president and CEO, said, "Total revenue trends this quarter improved compared to the same quarter last year and to the first quarter of this year. Total company revenues were down 3.5% this quarter compared to down 3.8% in the first quarter of 2013 and down 4.9% in the second quarter of 2012. Growth in circulation revenues stemming from our new digital subscription packages helped to offset a portion of the decline in advertising revenues.

"For the quarter, total advertising revenues were down 6.7% compared to the second quarter of 2012 reflecting slower Mother's Day and Memorial Day advertising. Digital-only advertising revenues were up 7.8% compared to the same quarter last year, although print advertising declines were a drag on bundled print and digital advertising. Still, total digital advertising at $50.1 million represented 24.1% of McClatchy's total advertising revenues in the second quarter compared to 22.5% in the second quarter of 2012. Our digital-only revenues inclusive of both advertising and circulation grew 10.6% in the second quarter compared to the second quarter of 2012.

"We believe that we will continue to benefit in the future as our efforts to build our circulation revenues gain even more traction. The subscriber response to our new digital subscription packages, known as our Plus Program, exceeded our initial expectations and we are on target to meet our guidance of generating approximately $25 million in new revenues in 2013. In total, the Plus Program provided more than $8 million in incremental revenues contributing to the 4.8% growth in total circulation revenues for the quarter. Our digital audiences grew during the quarter, with new digital-only subscriptions from the Plus Program now totaling more than 25,000.

"Direct marketing advertising revenues were down 0.9% in the second quarter, a modest decline reflecting in part our continued culling of less successful products and the weaker Spring holiday spending. Nevertheless, year to date, direct marketing revenues continue to show growth, helping us to diversify our revenue sources, and accounting for 15.0% of total advertising revenues in the quarter. When combined with digital advertising, the two categories contributed more than 39% of our advertising revenues during the quarter.

"Cash expenses, excluding severance and certain other charges, were down 2.1% in the quarter compared to the second quarter of 2012. We were able to reduce cash expenses even as we continue to invest in new revenue initiatives and enterprise-wide operating systems and despite an increase in pension expense of $2.4 million.

"Our equity income was $12.0 million this quarter, up 28.2% compared to the same quarter last year. Importantly, Classified Ventures and CareerBuilder continue to show strong financial results.

"It was a busy quarter on the digital front. Building on the success we have enjoyed in Fort Worth and Kansas City, we launched impressLOCALTM in eight additional markets in the second quarter of this year and an additional market in July. impressLOCALTM provides a suite of online products designed to offer local businesses a comprehensive digital marketing solution. Cars.com continues to perform well as we roll out new products and display revenue is also showing momentum as we expand our sales reach through our audience extension partners, including Yahoo!, Centro and others.

"Our digital audience continues to grow. For the second quarter of 2013, daily average local unique visitors finished up 3.8% and our mobile daily unique visitor count was up 54% in the quarter compared to the second quarter of 2012. Mobile users represented 37% of total daily unique visitors in the second quarter of 2013. We launched iPad apps at a dozen newspapers in the first quarter of this year, and will follow with a second version of tablet apps on iOS and Android, and revamped smartphone apps for both platforms, in the second half of 2013.

"As we look to the third quarter, we again expect trend improvement in total company revenues compared to the third quarter of last year and to the second quarter of this year. We expect to see continued momentum from the roll-out of the Plus Program and double-digit growth in total digital-only revenues in the third quarter. On the expense side, we will continue to focus on controlling costs and we expect cash expenses to be down in the low-single digits in the third quarter from the same quarter in 2012."

Elaine Lintecum, McClatchy's CFO said, "Total debt at the end of the second quarter was unchanged from the $1.566 billion reported at the end of the first quarter of this year. A good portion of our excess cash flow from operations was focused on making seasonally large bond interest payments during the quarter. While debt did not decrease, interest expense related to debt declined by $6.4 million compared to the same quarter last year and we finished the quarter with $21.8 million in cash. Our leverage ratio at the end of the second quarter as defined in our credit agreement was 4.48 times cash flow and our interest coverage was 2.54 times, both well within the required limits of our credit agreement.

"We completed the relocation of the Miami Herald headquarters from downtown Miami to Doral, Fla., at the end of May. Since we completed the move this quarter we also recognized a $10.0 million gain that had been deferred on the sale of the Miami property in 2011. We look forward to continuing to serve the residents of South Florida from our new, state-of-the art facilities and providing the high-quality news and information that they have come to expect."

The company's statistical report, which summarizes revenue performance for the second fiscal quarter and first half of 2013, follows.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income (also called adjusted earnings), operating cash flows and operating cash flow margins. Adjusted net income is defined as net income excluding amounts (net of tax) for loss (gain) on extinguishment of debt, severance charges, accelerated depreciation on equipment, certain other charges, gain on sale of Miami property, reversal of interest on tax items and certain discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, severance charges and certain other charges. Operating cash flow margin is defined as operating cash flow divided by net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's ongoing operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information:

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 16743557) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy:

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include the (Fort Worth) Star-Telegram, The Sacramento Bee, The Kansas City Star, the Miami Herald, The Charlotte Observer and The (Raleigh) News & Observer. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not successfully implement circulation strategies designed to increase circulation revenue, including the Plus Program, and may experience decreased circulation volumes or subscriptions through the Plus Program; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 30, 2012, as amended by the Form 10-K/A, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended

	June 30,	June 24,	June 30,	June 24,
	2013	2012	2013	2012
REVENUES - NET:
Advertising	$ 207,652	$ 222,565	$ 404,774	$ 432,329
Circulation	88,465	84,400	174,293	169,191
Other	12,672	13,161	24,831	25,295
	308,789	320,126	603,898	626,815
OPERATING EXPENSES:
Compensation	108,157	108,086	220,733	220,735
Newsprint, supplements and printing expense	30,839	34,968	61,554	69,307
Depreciation and amortization	29,919	30,822	60,365	61,563
Other operating expenses	108,413	103,315	209,187	204,300
	277,328	277,191	551,839	555,905

OPERATING INCOME	31,461	42,935	52,059	70,910

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(33,873)	(30,630)	(69,389)	(73,107)
Interest income	22	36	31	50
Equity income in unconsolidated companies, net	11,968	9,334	21,129	15,352
Gain (loss) on extinguishment of debt	-	1,653	(12,770)	6,086
Gain on sale of Miami property	10,013	-	10,013	-
Other - net	41	5	93	43
	(11,829)	(19,602)	(50,893)	(51,576)

INCOME BEFORE INCOME TAX PROVISION	19,632	23,333	1,166	19,334

INCOME TAX PROVISION (BENEFIT)	7,880	(3,532)	2,155	(5,444)

NET INCOME (LOSS)	$ 11,752	$ 26,865	$ (989)	$ 24,778

NET INCOME (LOSS) PER COMMON SHARE:
Basic	0.14	0.31	(0.01)	0.29
Diluted	0.14	0.31	(0.01)	0.29

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	86,149	85,739	86,086	85,617
Diluted	86,797	86,323	86,086	86,441

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 2
	Combined			Print Only			Digital

Revenues - Net:	2013	2012	% Change	2013	2012	% Change	2013	2012	% Change

Advertising
Retail	$103,317	$114,919	-10.1%	$83,523	$94,456	-11.6%	$19,794	$20,463	-3.3%
National	16,517	15,190	8.7%	11,386	10,757	5.8%	5,131	4,433	15.7%
Classified Total	56,639	60,960	-7.1%	31,501	35,812	-12.0%	25,138	25,148	0.0%
Automotive	19,278	20,536	-6.1%	7,551	9,809	-23.0%	11,727	10,727	9.3%
Real Estate	9,119	9,660	-5.6%	5,645	6,110	-7.6%	3,474	3,549	-2.1%
Employment	10,931	12,588	-13.2%	4,976	5,744	-13.4%	5,955	6,844	-13.0%
Other	17,310	18,176	-4.8%	13,328	14,148	-5.8%	3,982	4,028	-1.1%
Direct Marketing	31,047	31,326	-0.9%	31,047	31,326	-0.9%
Other Advertising	132	170	-22.4%	132	170	-22.4%
Total Advertising	$207,652	$222,565	-6.7%	$157,589	$172,521	-8.7%	$50,063	$50,044	0.0%

Circulation	88,465	84,400	4.8%
Other	12,672	13,161	-3.7%
Total Revenues	$308,789	$320,126	-3.5%

Memo: Digital-only	$30,590	$27,670	10.6%

Advertising Revenues by Market:
California	$35,521	$37,507	-5.3%	$27,646	$29,735	-7.0%	$7,875	$7,772	1.3%
Florida	30,192	32,547	-7.2%	23,615	26,047	-9.3%	6,577	6,500	1.2%
Texas	22,393	23,858	-6.1%	16,974	18,240	-6.9%	5,419	5,618	-3.5%
Southeast	59,922	63,989	-6.4%	44,312	48,847	-9.3%	15,610	15,142	3.1%
Midwest	36,614	39,714	-7.8%	27,767	30,717	-9.6%	8,847	8,997	-1.7%
Northwest	22,904	24,767	-7.5%	17,275	18,935	-8.8%	5,629	5,832	-3.5%
Other	106	183	-42.1%	0	0	0.0%	106	183	-42.1%
Total Advertising	$207,652	$222,565	-6.7%	$157,589	$172,521	-8.7%	$50,063	$50,044	0.0%

Advertising Statistics for Dailies:
Full Run ROP Linage				3,985.7	4,533.6	-12.1%

Millions of Preprints Distributed				1,053.5	1,056.7	-0.3%

Average Paid Circulation*:
Daily				1,890.1	1,999.8	-5.5%
Sunday				2,710.9	2,727.2	-0.6%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	June Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2013	2012	% Change	2013	2012	% Change	2013	2012	% Change

Advertising
Retail	$201,176	$222,049	-9.4%	$163,092	$182,781	-10.8%	$38,084	$39,268	-3.0%
National	31,516	30,320	3.9%	22,064	22,080	-0.1%	9,452	8,240	14.7%
Classified Total	112,103	120,397	-6.9%	62,310	71,300	-12.6%	49,793	49,097	1.4%
Automotive	38,605	41,034	-5.9%	15,411	19,968	-22.8%	23,194	21,066	10.1%
Real Estate	17,602	19,073	-7.7%	10,911	12,260	-11.0%	6,691	6,813	-1.8%
Employment	21,785	24,932	-12.6%	9,815	11,508	-14.7%	11,970	13,424	-10.8%
Other	34,111	35,358	-3.5%	26,173	27,564	-5.0%	7,938	7,794	1.8%
Direct Marketing	59,697	59,242	0.8%	59,697	59,242	0.8%
Other Advertising	282	321	-12.1%	282	321	-12.1%
Total Advertising	$404,774	$432,329	-6.4%	$307,445	$335,724	-8.4%	$97,329	$96,605	0.7%

Circulation	174,293	169,191	3.0%
Other	24,831	25,295	-1.8%
Total Revenues	$603,898	$626,815	-3.7%

Memo: Digital-only	$58,846	$53,065	10.9%

Advertising Revenues by Market:
California	$68,783	$73,533	-6.5%	$53,508	$58,401	-8.4%	$15,275	$15,132	0.9%
Florida	60,304	64,056	-5.9%	47,359	51,581	-8.2%	12,945	12,475	3.8%
Texas	43,264	46,758	-7.5%	32,755	35,951	-8.9%	10,509	10,807	-2.8%
Southeast	117,711	125,118	-5.9%	87,294	95,588	-8.7%	30,417	29,530	3.0%
Midwest	70,162	75,315	-6.8%	53,221	58,028	-8.3%	16,941	17,287	-2.0%
Northwest	44,348	47,238	-6.1%	33,308	36,175	-7.9%	11,040	11,063	-0.2%
Other	202	311	-35.0%	0	0	0.0%	202	311	-35.0%
Total Advertising	$404,774	$432,329	-6.4%	$307,445	$335,724	-8.4%	$97,329	$96,605	0.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				7,827.8	8,772.1	-10.8%

Millions of Preprints Distributed				2,059.4	2,104.3	-2.1%

Average Paid Circulation:*
Daily				1,935.8	2,042.4	-5.2%
Sunday				2,748.2	2,768.6	-0.7%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect AAM reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended		Six Months Ended
	June 30,	June 24,	June 30,	June 24,
	2013	2012	2013	2012
REVENUES - NET:
Advertising	$ 207,652	$ 222,565	$ 404,774	$ 432,329
Circulation	88,465	84,400	174,293	169,191
Other	12,672	13,161	24,831	25,295
	308,789	320,126	603,898	626,815
OPERATING EXPENSES:
Compensation excluding restructuring charges	107,452	107,811	219,647	219,289
Newsprint, supplements and printing expense	30,839	34,968	61,554	69,307
Other cash operating expenses	101,573	102,293	200,420	202,390
Cash operating expenses excluding
restructuring charges	239,864	245,072	481,621	490,986
Severance charges	705	275	1,086	1,446
Other charges	6,840	1,022	8,767	1,910
Depreciation and amortization	29,919	30,822	60,365	61,563
Total operating expenses	277,328	277,191	551,839	555,905

OPERATING INCOME	31,461	42,935	52,059	70,910
Add back:
Depreciation and amortization	29,919	30,822	60,365	61,563
Severance charges	705	275	1,086	1,446
Other charges	6,840	1,022	8,767	1,910
OPERATING CASH FLOW	$ 68,925	$ 75,054	$ 122,277	$ 135,829

OPERATING CASH FLOW MARGIN	22.3%	23.4%	20.2%	21.7%

Reconciliation of Net Income to Adjusted Net Income

Net Income:	$ 11,752	$ 26,865	$ (989)	$ 24,778

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	-	(1,045)	8,102	(3,847)
Severance charges	416	159	640	828
Accelerated depreciation on equipment	1,089	1,338	2,383	2,538
Other charges	4,339	646	5,562	1,207
Gain on sale of Miami property	(6,353)	-	(6,353)	-
Reversal of interest on tax items	(114)	(4,848)	(39)	(4,848)
Certain discrete tax items	(70)	(6,981)	1,090	(7,046)
Adjusted net income	$ 11,059	$ 16,134	$ 10,396	$ 13,610

CONTACT: Ryan Kimball, Assistant Treasurer, +1-916-321-1849, rkimball@mcclatchy.com